Exhibit 3.13

Arkansas Secretary

Charlie Daniels

Document Number: 4988180002

Filed 03/09/06

ARTICLES OF ORGANIZATION

1. The Name of the Limited Liability Company is: Burlington Coat Factory of Arkansas, LLC

2. Address of principal place of business of the Limited Liability Company (which may be, but need not be, the place of business) shall be: 1830 Route 130, Burlington, NJ 08016

3. The name of the registered agent and the physical registered office address of said agent shall be: Corporation Service Company, 101 S. Spring Street, Suite 220, Little Rock, AR 72201

4. IF THE MANAGEMENT OF THOS COMPANY IS VESTED IN A MANAGER OR MANAGERS, A STATEMENT TO THAT EFFECT MUST BE INCLUDED IN THE SPACE PROVIDED OR BY ATTACHMENT: n/a

PLEASE TYPE OR PRINT CLEARLY IN INK THE NAME OF THE PERSON (S) AUTHORIZED TO EXECUTE THIS DOCUMENT. Cindy Rashed Reilly, Authorized Person

Signature of authorized manager, member, or person forming this Company: /s/ Cindy Rashed Reilly